Exhibit 10.3

ESCROW AGREEMENT

This Escrow Agreement dated this ___ day of June, 2015 (this “Escrow Agreement”), is entered into by and among PFO GLOBAL, INC., a Nevada corporation (“Parent”); PFO ACQUISITION CORP., a Florida corporation and wholly-owned subsidiary of Parent (“Buyer”), PRO FIT OPTIX HOLDING COMPANY LLC, a Florida limited liability company (the “Company”) and 21ST CENTURY STRATEGIC INVESTMENT PLANNING, LC (“Account Advisor”) (Parent, Buyer, Company and Account Advisor are each a “Party” and together are “Parties”) and Equity Stock Transfer LLC, a Nevada limited liability company, as escrow agent (“Escrow Agent”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (defined below).

RECITALS

WHEREAS, the Parent, the Buyer and the Company have or will enter into that certain Agreement and Plan of Merger (the “Merger Agreement”) pursuant to the terms of a Letter of Intent dated as of May 14, 2015, providing, among other things, for the acquisition of Company by Buyer (the “Merger”);

WHEREAS, pursuant to the terms of the Merger Agreement, the Company has merged or will merge with and into the Buyer with the Company as the surviving company and wholly owned subsidiary of the Parent;

WHEREAS, execution and delivery of this Escrow Agreement, amendment of the Parent’s Series A Convertible Preferred Stock (the “Preferred Stock”), substantially in the form of Exhibit A annexed hereto, and the Cancellation and Exchange Agreement, substantially in the form of Exhibit B annexed hereto (the “Exchange Agreement”) is a closing condition to the closing of the Merger under the Merger Agreement;

WHEREAS, pursuant to the Merger Agreement, Parent has or shall deliver to the Escrow Agent, 23.98893367 shares of Preferred Stock (the “Escrow Shares”) which shall be convertible into an aggregate of Two Million Five Hundred Thousand (2,500,000) shares of Parent’s common stock, par value $0.0001 per share (the “Common Stock”), issued in the name of Escrow Agent, to be held for a period of up to eighteen (18) months following the Closing Date of the Merger (the “Escrow Period”), to converted and/or transferred, in whole or in part, upon the written instructions of Account Advisor as provided herein;

WHEREAS, the Parties hereto acknowledge that the Escrow Agent and Account Advisor are not a party to, are not bound by, and have no duties or obligations under the Merger Agreement, the Exchange Agreement, the Preferred Stock and are not fiduciaries to and owe no duties to Parent, Company or Buyer (the “Reference Parties”), and all references in this Escrow Agreement to the Reference Parties or such Agreements are for convenience only, and that the Reference Parties shall have no express or implied duties or responsibilities beyond the express duties set forth in this Escrow Agreement, and shall be indemnified and held harmless against any and all damages, claims, liabilities, expenses, costs and impositions (including the cost of investigation and reasonable attorneys fees) in connection with their activities hereunder; and

WHEREAS, the Parent has agreed to appoint Escrow Agent to hold the Escrow Shares in escrow, and Escrow Agent agrees to hold and distribute the Escrow Shares, in accordance with the terms and provisions of this Escrow Agreement.

NOW, THEREFORE, in consideration of the promises and agreements of the Parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and Escrow Agent agree as follows:

ARTICLE 1

ESCROW DEPOSIT

Section 1.1          Appointment of Escrow Agent and Account Advisor. The Parent hereby designates and appoints Escrow Agent as their agent to receive, hold in escrow, and disburse the Escrow Shares in accordance with the term of this Escrow Agreement, and Escrow Agent accepts such appointment. 21st Century Strategic Investment Planning, LC is hereby designated and appointed initial Account Advisor. Account Advisor may resign, and be removed and replaced, only by Parent, upon ten (10) days prior written notice to the Parties.

Section 1.2          Receipt and Deposit of the Escrow Shares; Commencement of Duties; Dividends and Distributions.

(a)          Receipt and Deposit of the Escrow Shares; Commencement of Duties.

(i)          Upon execution hereof, Parent shall issue and deliver to Escrow Agent stock certificates (the “Certificates”) representing the Escrow Shares, to be transferred and assigned by the registered holder of Preferred Stock to Escrow Agent, and Escrow Agent shall promptly acknowledge receipt of the Certificates. Upon receipt of the Escrow Shares by the Escrow Agent, the duties and obligations of the Escrow Agent and the Parties to this Agreement shall commence.

(ii)         The Escrow Shares shall be delivered to Escrow Agent free and clear of all liens, claims and encumbrances (except as may be created by this Escrow Agreement and the Merger Agreement or otherwise provided for by state and federal securities laws).

(b)          Dividends and Distributions. All dividends and distributions declared by Parent on the Escrow Shares and payable to Parent’s shareholders of record (“Dividends and Distributions”) at any time after the date hereof until the Termination Date (as defined below), shall be payable to the Escrow Agent, as record holders of the Escrow Shares, and will be deposited with Escrow Agent as additional Escrow Shares (or the appropriate adjustment to the conversion ratio of the Preferred Stock shall be made by the Parent and Escrow Agent on its books and records) to be held and distributed by Escrow Agent in accordance with this Escrow Agreement. If Parent declares a stock split, subdivision, combination, reclassification or any other change in its capital structure affecting the Escrow Shares, the certificates or other instruments relating thereto shall be immediately deposited by Parent with Escrow Agent as additional Escrow Shares (or the appropriate adjustment to the conversion ratio of the Preferred Stock shall be made by the Parent and Escrow Agent on its books and records) to be held and distributed by Escrow Agent in accordance with this Escrow Agreement.

(c)          Certain Rights. The Preferred Stock is non-voting. Notwithstanding anything to the contrary contained herein and for so long as the Escrow Shares remain in escrow, neither the Escrow Agent nor any other party shall have the right to vote any Escrow Shares that are held by Escrow Agent. Upon transfer of any Escrow Shares as provided herein, Parent shall automatically and without further action on the part of recipient or Escrow Agent, convert such Preferred Stock into such number of shares of Common Stock as such Preferred Stock is then convertible, and issue to such transferee one or more certificates representing only Common Stock.

(d)          Deposit of Escrow Shares.     The Parties agree that Escrow Agent, in connection with any Certificate deposited pursuant to Section 1.2(a), shall have (i) no responsibility to monitor the value of the Escrow Shares; (ii) no responsibility to collect Dividends and Distributions; (iii) no responsibility to sell or otherwise trade the Escrow Shares, but shall otherwise deliver the Escrow Shares on written instructions only; and (iv) no responsibility to ensure the legality of the registration of the Escrow Shares.

Section 1.3          Disbursements.

(a)          Upon the earlier of termination of this Escrow Agreement pursuant to Section 1.6 hereof or joint written instructions from Account Advisor, Escrow Agent shall release from the Escrow Shares pursuant to such instructions any portion of the Escrow Shares along with any necessary Stock Powers deposited with the Escrow Shares in order to effectuate the transfer of such Escrow Shares or any portion thereof in accordance with the foregoing written instructions, including, without limitation, any Indemnification Obligation (as defined herein) or Escrow Costs (as defined herein), which shall take precedence and be effectuated prior to any other instructions to Escrow Agent in order to assure all Indemnification Obligations and Escrow Costs may be paid or provided for, in full, by any party entitled thereto. Account Advisor shall promptly provide joint written instructions for Indemnification Obligations and Escrow Costs, in the event of any such claim or threatened claim, to Escrow Agent.

Section 1.4          Termination.      This Escrow Agreement shall terminate on the eighteen (18) month anniversary of the closing date of the Merger (the “Termination Date”), at which time Escrow Agent shall return any undisbursed Escrow Shares to the Parent for cancellation and this Escrow Agreement shall be of no further force and effect except that the provisions of Sections 3.1 and 3.2 and any and all rights of the Parties to be paid Indemnification Obligations or Escrow Costs shall survive termination. On the Termination Date, unless transferred in accordance with the terms hereof, the Preferred Stock, by its terms, without any further action by the Escrow Agent or the parties hereto, shall cancel and be of no further force or effect.

ARTICLE 2
DUTIES OF THE ESCROW AGENT

Section 2.1         Scope of Responsibility.     Notwithstanding any provision to the contrary, Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature. Under no circumstances will Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement. Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow Agreement, whether or not an original or a copy of such agreement has been provided to Escrow Agent; and Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and Escrow Agent has no duties or obligations with respect thereto. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

Section 2.2          Attorneys and Agents.   Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted by Escrow Agent. Escrow Agent shall be reimbursed as set forth in Section 3.1 herein for any and all reasonable compensation (fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals. Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees.

Section 2.3          Reliance.   Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the Parties or their respective agents, representatives, successors, or assigns. Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority.

Section 2.4          Right Not Duty Undertaken. The permissive rights of Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

Section 2.5          No Financial Obligation. No provision of this Escrow Agreement shall require Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

ARTICLE 3
PROVISIONS CONCERNING ESCROW AGENT AND REFERENCE PARTIES

Section 3.1          Indemnification. The Parties, jointly and severally, shall indemnify, defend and hold harmless Reference Parties from and against any and all loss, liability, cost, damage and expense, including, without limitation, reasonable attorneys’ fees and expenses or other professional fees and expenses which any of the Reference Parties (individually or collectively) may suffer or incur by reason of any action, claim or proceeding brought against the Reference Parties, arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates (including the rights provided in Section 3.9 hereof, the “Indemnification Obligation”), unless such loss, liability, cost, damage or expense shall have been finally adjudicated to have been directly caused by the willful misconduct or gross negligence of such indemnified Reference Party. The provisions of this Section 3.1 shall survive the resignation or removal of a Reference Party and the termination of this Escrow Agreement.

Section 3.2        Limitation of Liability. REFERENCE PARTIES SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM REFERENCE PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF REFERENCE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

Section 3.3           Resignation or Removal. Escrow Agent may resign by furnishing written notice of its resignation to Parent, and Parent may remove Escrow Agent by furnishing to the Escrow Agent a written notice of its removal along with payment of all fees and expenses to which it is entitled through the date of termination. Such resignation or removal, as the case may be, shall be effective thirty (30) days after the delivery of such notice or upon the earlier appointment of a successor, and Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Shares and to deliver the same to a successor escrow agent as shall be appointed by the Parent, as evidenced by a joint written notice filed with Escrow Agent or in accordance with a court order. If the Parent has failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following the delivery of such notice of resignation or removal, Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

Section 3.4          Compensation; Escrow Shares Liens. Reference Parties shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit C, which compensation shall be paid by Parent, or from the proceeds of sale and/or transfer of any Escrow Shares therefore, which shall be the right of Reference Parties to authorize in the event not timely paid (within thirty (30) days) by Parent. The Parties agree that Parent shall be responsible for one hundred percent (100%) of the expenses or other amounts owed to Reference Parties hereunder. The fee agreed upon for the services rendered hereunder is intended as full compensation for services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or Reference Parties are made a party to any litigation pertaining to this Escrow Agreement, the Merger or the subject matter hereof, then Escrow Agent shall be compensated for such extraordinary services and reimbursed for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event. Escrow Agent shall have, and is hereby granted, a prior lien and security interest upon the Escrow Shares with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights (collectively, the “Escrow Costs”), superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Shares. Reference Parties other than the Escrow Agent shall have, and are hereby granted, a junior lien and security interest upon the Escrow Shares with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted other than Escrow Agent, the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Shares, which right shall in all respects be junior to the rights of Escrow Agent. The provisions of this Section 3.4 shall survive the resignation or removal of a Reference Party and the termination of this Escrow Agreement.

Section 3.5          Disagreements. If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or Escrow Agent is in doubt as to the action to be taken hereunder, Escrow Agent is authorized to retain the Escrow Shares until Escrow Agent (a) receives a final non-appealable order of a court of competent jurisdiction or a final non-appealable arbitration decision directing delivery of the Escrow Shares, (b) receives a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the Escrow Shares, in which event Escrow Agent shall be authorized to disburse the Escrow Shares in accordance with such final court order, arbitration decision, or agreement, or (c) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, Escrow Agent shall be relieved of all liability as to the Escrow Shares and shall be entitled to recover attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action. Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.

Section 3.6         Merger or Consolidation. Any corporation or association into which Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 3.7          Attachment of Escrow Shares; Compliance with Legal Orders. In the event that any of the Escrow Shares shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Shares, Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Section 3.8         Force Majeure. Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

Section 3.9          Additional Indemnification Rights. Subject to the coverage of any insurance or tail policy obtained by Parent with respect to such persons, any person who has at any time on or prior to the Merger, served as an officer, director, advisor, attorney, auditor, accountant, consultant or otherwise rendered services to or on behalf of the Parent or Buyer (as third party intended beneficiaries), shall have the rights of Reference Parties to Indemnification as if specifically described in Section 3.4 hereof, as if named herein, and shall hold a junior lien and security interest on the Escrowed Shares in order to satisfy such Indemnification Obligations. The provisions of this Section 3.9 shall survive the resignation or removal of a Reference Party and the termination of this Escrow Agreement.

ARTICLE 4
MISCELLANEOUS

Section 4.1          Successors and Assigns. This Escrow Agreement shall be binding on and inure to the benefit of the Parties and Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement. No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Party and Escrow Agent and shall require the prior written consent of the other Party and Escrow Agent (such consent not to be unreasonably withheld).

Section 4.2         Escheat. The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Shares escheat by operation of law.

Section 4.3         Notices.  All notices, requests, demands, and other communications required under this Escrow Agreement (each, a “Notice”) shall be in writing, in English, and shall be deemed to have been duly given if delivered (a) personally, (b) by facsimile transmission with written confirmation of receipt, (c) by overnight delivery with a reputable national overnight delivery service, or (d) by mail or by certified mail, return receipt requested, and postage prepaid. If any Notice is mailed, it shall be deemed given five business days after the date such notice is deposited in the United States mail. Any Notice given shall be deemed given upon the actual date of such delivery. If any Notice is given to a party, it shall be given at the address for such party set forth below. It shall be the responsibility of the Parties to notify Escrow Agent and the other Party in writing of any name or address changes. In the case of any Notice delivered to Escrow Agent, such Notice shall be deemed to have been given on the date received by the Escrow Agent.

If to Parent or Buyer:

PFO Global, Inc./PFO Acquisition Corp.

3501-B N. Ponce de Leon Blvd., #393, St. Augustine, FL 32084

Attention: Chief Executive Officer

If to Company:

Pro Fit Optix Holding Company LLC

7501 Esters Blvd. Suite 100

Irvine TX, 76051

817-251-4333

Attention: Chief Executive Officer

If to Escrow Agent:

Equity Stock Transfer, LLC

237 W. 37th Street, Ste. 601

New York, NY 10018

Attention: Nora Marckwordt, Senior Operations Specialist

Facsimile: (347) 584-3644

If to Account Advisor:

21st Century Strategic Investment Planning, LC

Allan R LYONS, Managing Member

6471 Enclave Way

Boca Raton, Florida 33496

Section 4.4          Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to conflicts of laws principles.

Section 4.5          Entire Agreement. This Escrow Agreement, sets forth the entire agreement and understanding of the parties related to the Escrow Shares.

Section 4.6         Amendment. This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and Escrow Agent.

Section 4.7         Waivers. The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

Section 4.8         Headings. Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

Section 4.9          Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument. Counterparts delivered by facsimile, e-mail or other electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 4.10        Representation. This Escrow Agreement has been executed voluntarily and without any duress or undue influence on the part of any of the Escrow Agent or the Parties hereto. The Escrow Agent and the Parties hereto acknowledge that (i) they have read this Escrow Agreement, (ii) they have been represented in the negotiation and execution of this Escrow Agreement by legal counsel of their choice, (iii) they fully understand the terms and consequences of this Escrow Agreement including the releases it contains, and (iv) they are fully aware of the legal and binding effect of this Escrow Agreement. The Escrow Agent and the Parties recognize and acknowledge that Sichenzia Ross Friedman Ference LLP has separately represented the Escrow Agent and the Parent in connection with various legal matters (including with respect to financings transactions for the Company) and each of the Parties and the Escrow Agent waive any conflict of interest in connection therewith

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IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

PARENT:

PFO GLOBAL, INC.

By:	/s/ Thomas Rickards
Name:	Thomas Rickards
Title:	Authorized Person

BUYER:

PFO ACQUISITION CORP.

By:	/s/ Mohit Bhansali
Name:	Mohit Bhansali
Title:	Chief Executive Officer

COMPANY:

PRO FIT OPTIX HOLDING COMPANY LLC

By:	/s/ Timothy W. Kinnear
Name:	Timothy W. Kinnear
Title:	Chief Financial Officer

ESCROW AGENT:

EQUITY STOCK TRANSFER LLC

By:	/s/ Nora Marckwordt
Name:	Nora Marckwordt
Title:	Director of Operations

AGREED AND ACCEPTED:

ACCOUNT ADVISOR:

21st CENTURY STRATEGIC INVESTMENT PLANNING LC

By:	/s/ Allan R. Lyons
Name:	Allan R. Lyons
Title:	Managing Member

EXHIBIT A

PREFERRED STOCK

EXHIBIT B

CANCELLATION AND EXCHANGE AGREEMENT

EXHIBIT C

FEES

•	Escrow Agent - $7,500 upon execution of this Agreement or closing of the Merger, plus $100.00 per hour following the execution of the Escrow Agreement.

•	Account Advisor – 10,000 restricted shares of common stock of PFO Global, Inc.